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Exhibit 10.3

SECOND AMENDMENT
TO THE
AGREEMENT

        This Second Amendment is made and entered into as of this 15 day of March, 2002 ("Amendment Effective Date") by and between Navisite, Inc. a corporation with offices at 400 Minuteman Road, Andover, MA 01810 ("Navisite") and FairMarket, Inc., a corporation having a place of business at 500 Unicorn Park Drive, Woburn, MA 01801 ("Client") and amends that certain SITEHARBOR SERVICES AGREEMENT entered into by the parties effective as of November 1, 2001 as amended by Amendment to SiteHarbor Services Agreement effective as of November 1, 2001 (as so amended, the "Agreement). Any terms defined in the Agreement shall have the same meaning in this Amendment as in the Agreement. In the event that any provision of this Amendment and any provision of the Agreement or previous amendments are inconsistent or conflicting, the inconsistent or conflicting provisions of this Amendment shall be and constitute an amendment of the Agreement and previous amendments and shall control, but only to the extent that such provision is inconsistent with the Agreement or previous amendment(s).

        NOW, THEREFORE, and in consideration of the mutual agreements and covenants hereinafter set forth, the parties agree as follows:

  1.
  The parties acknowledge and agree the Agreement shall expire on November 30, 2002.

  2.
  NaviSite shall provide Client with a proposal to renew the SiteHarbor Services, including but not limited to pricing terms, on or before September 30, 2002.

  3.
  Commencing upon the Amendment Effective Date, the Agreement is amended by deleting the Schedule B pricing order attached to page B-1 of the Agreement in its entirety and replacing it with the Revised Schedule B pricing order attached to this Amendment.

  4.
  Replace Section 6.3, Cancellation, of the Agreement (as previously amended pursuant to the November 1, 2001 amendment described above) with the following: "Provided Client is current in the payment of all fees, for a period commencing on the Amendment Effective Date and expiring November 30, 2002, in the event the Client cancels or terminates this Agreement upon thirty (30) days prior written notice pursuant to the last sentence of Section 13.1, Client agrees to pay NaviSite as a cancellation fee an amount equal to one (1) month of Fees for services under this Agreement and all monthly recurring fees and payments due under any Sales Order signed by Client after the Amendment Effective Date."

  5.
  Counterparts. This Amendment may be signed in counterparts, including but not limited to via facsimile, each of which shall be deemed to be an original, but all of which shall constitute the same instrument.

        In Witness Whereof, and intending to be legally bound, the parties hereto have caused this Amendment to be executed by their duly authorized representatives.

        Except as provided in this Amendment, all of the terms and conditions of the Agreement shall remain in full force and effect.

Navisite, Inc.		FairMarket, Inc.
Authorized		Authorized
Signature:	/s/ Lisa J. Mudrick	Signature:	/s/ Janet Smith
Name:	Lisa J. Mudrick	Name:	Janet Smith
Title:	VP, Sales	Title:	Chief Financial Officer
Date:	3/18/02	Date:	3/18/02

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  Exhibit 10.3
SECOND AMENDMENT TO THE AGREEMENT